Exhibit 99.1

CTG Reports 2018 Second Quarter Results

Revenue Grew 22% Over Last Year and Exceeded High-end of Guidance

EPS Met Midpoint of Guidance Range

BUFFALO, N.Y., July 19, 2018 – CTG (NASDAQ: CTG), a leading provider of information technology (IT) solutions and services in North America and Western Europe, today announced its financial results for the second quarter ended June 29, 2018.

Second Quarter Financial Summary

•	Revenue grew 22.7% year-over-year to $92.7 million, above the high-end of guidance, and included the first full quarter of revenue contribution from the Soft Company acquisition

•	Revenue from our largest client grew 15% year-over-year

•	Organic revenue in Europe increased 16.8% year-over-year

•	GAAP net income was $940,000, or $0.07 per diluted share, and non-GAAP earnings were $0.08 per diluted share, both at the midpoint of guidance

•	For the first six months of 2018, revenue increased 15.0%, and earnings per diluted share grew by 12.5% on a GAAP basis, and 27.3% on a non-GAAP basis as compared with the same period in 2017

Second Quarter and Recent Business Highlights

•	Completed transition of more than 350 employees in support of newly awarded service desk business at largest Staffing client

•	Further extended the trend of growth in Europe, including two significant multi-year contracts with European ministries

•	Health Solutions headcount increased 25% sequentially due in part to new contracts with Catholic Health Initiatives (CHI) and a prominent university medical center

•	Launched new EIM AdvantageTM solution to address clients’ growing need for enterprise information management services

•	Secured multiple new clients and improved conversion rate on pipeline of new business engagements in all lines of business

•	Announced proposal to transition to a declassified Board of Directors

•	Completed tender offer, resulting in the purchase of approximately 1.5 million shares of common stock and expanded existing share repurchase authorization by $10 million

CEO Comments on Financial Results and Strategic Growth

“Consolidated revenue grew 12% sequentially and 22.7% year-over-year to $92.7 million, which was above the high-end of guidance,” stated Bud Crumlish, CTG President and CEO. “Our results were driven by a combination of strong organic growth in both Staffing and Solutions as well as the first full quarter of revenue contribution from Soft Company, which was acquired in mid-February. Second quarter GAAP and non-GAAP earnings per share were at the midpoint of guidance, reflecting improved profitability resulting from targeted investments made in our sales organization, and the Soft Company acquisition, offset by certain acquisition-related expenses.

“We continued to experience solid growth and momentum in our European operations. The performance of Soft Company has been strong and our integration efforts remain on plan as we continue to increase the collaboration across our sales and administrative teams. Our teams in Belgium and Luxembourg also delivered strong results, including the ramp up of several previous wins, and two significant multi-year contracts with the European ministries that will begin to contribute to Europe’s overall results late in 2018.

“During the quarter, we completed the transition of more than 350 additional service desk employees at our largest Staffing client, while initiating work on several recently secured Staffing contracts. In our Solutions business, we began providing services to eight new healthcare clients, which included sizable contracts with Catholic Health Initiatives (CHI) and a prominent university medical center. This growing activity with new clients, combined with expanded bookings at existing clients, represent meaningful progress on our efforts to reposition and renew growth in our Healthcare Solutions business. In further support of this initiative, during the quarter we expanded CTG’s offerings with the launch of our newest enterprise information management solution, EIM Advantage, which enables clients to utilize the value of their data to capture, manage, analyze, and transform it into actionable information.

“In keeping with our objective to deliver increasing shareholder value, we successfully completed a tender offer in April that resulted in the repurchase of approximately 1.5 million CTG shares. At the same time, our board of directors authorized an expansion of our share repurchase program by $10 million, of which $8.9 million remained available at quarter-end. In addition, to further demonstrate our commitment to best-in-class corporate governance, our shareholders will vote next week on a proposal to declassify our board of directors.”

Mr. Crumlish concluded, “As reflected by our second quarter results, we are making significant progress on our strategic growth initiatives across the organization as previous investments in business development are contributing to CTG’s increasing revenue and improved profitability. In addition to building a healthy pipeline of new business opportunities, we are focused on driving increased efficiencies, while utilizing operating leverage to drive future profitability.”

Consolidated Second Quarter Results

Revenue in the second quarter of 2018 was $92.7 million, compared with $82.7 million in the first quarter of 2018, and $75.5 million in the second quarter of 2017. The sequential and year-over-year increase in revenue reflects a combination of strong organic growth in both Staffing and Solutions, and the first full quarter of revenue contribution from Soft Company. Currency translation increased revenue in the second quarter by approximately $2.5 million, compared with a benefit of $3.8 million in the first quarter of 2018 and an unfavorable impact of $0.6 million in the second quarter of 2017.

Direct costs in the second quarter of 2018 were $75.0 million, or 80.9% of revenue, compared with $66.9 million, or 80.9% of revenue, in the first quarter of 2018 and $61.9 million, or 81.9% of revenue, in the second quarter of 2017. SG&A expense in the second quarter of 2018 was $16.0 million, which included $0.3 million in acquisition-related costs and the first full quarter of SG&A expense associated with Soft Company, compared with $15.3 million in the first quarter of 2018, which included $0.6 million in acquisition-related costs, and $12.9 million in the 2017 second quarter, which included $0.4 million of severance-related charges.

Operating income in the second quarter of 2018 was $1.6 million, or 1.8% of revenue. Excluding acquisition-related expenses, non-GAAP operating income was $1.9 million, or 2.1% of revenue. Operating income was $583,000, or 0.7% of revenue, in the first quarter of 2018. Excluding acquisition-related expenses, non-GAAP operating income was $1.2 million, or 1.4% of revenue, in the first quarter of 2018. Operating income in the second quarter of 2017 was $0.8 million, or 1.1% of revenue, and included a total of $0.8 million in severance-related charges. Non-GAAP operating income in the second quarter of 2017 was $1.5 million, or 2.0% of revenue.

GAAP net income in the second quarter of 2018 was $940,000, or $0.07 per diluted share, which included $0.2 million, or $0.01 per diluted share, in acquisition-related expenses. This compared with net income in the first quarter of 2018 of $414,000, or $0.03 per diluted share, which included $0.6 million, or $0.03 per diluted share, in acquisition-related expenses. GAAP net income in the second quarter of 2017 was $434,000, or $0.03 per share, which included approximately $0.6 million, or $0.03 per diluted share, in severance-related charges.

Non-GAAP net income, excluding acquisition-related costs, in the second quarter of 2018 was $1.1 million, or $0.08 per diluted share, compared with non-GAAP net income, excluding acquisition-related costs, of $881,000, or $0.06 per diluted share, in the first quarter of 2018. Non-GAAP net income in the second quarter of 2017 was $1.0 million, or $0.06 per diluted share.

CTG’s effective income tax rate in the second quarter of 2018 was 27.9%, compared with 21.7% in the first quarter of 2018 and 33.2% in the year-ago second quarter. The lower effective tax rates for the 2018 periods reflect the reduction in the U.S. statutory rate that became effective at the beginning of the year.

Balance Sheet

Cash and short-term investments at June 29, 2018 were $9.7 million, and the Company had $6.3 million in long-term debt. Days sales outstanding were 81 days in the second quarter of 2018, compared with 82 days in the second quarter of 2017.

Reconciliation of GAAP to Non-GAAP Information

The Company has referenced non-GAAP information in this news release. The Company believes that the use of non-GAAP financial information provides useful information to investors and management to gain an overall understanding of its current financial performance and prospects. In addition, non-GAAP financial measures are used by management for forecasting and facilitating ongoing operating decisions, as well as measuring the Company’s overall performance. The Company believes that these non-GAAP measures align closely to its internal measurement processes and are reflective of the Company’s core operating results.

Specifically, the non-GAAP information for the second quarter and year-to-date periods of 2018 as presented exclude certain acquisition-related expenses that the Company believes are not indicative of its core operating results. The reconciliation of GAAP to non-GAAP information for the second quarter ended June 29, 2018 is as follows:

(in millions, except EPS)	Operating Income	Operating Margin	Net Income	Diluted EPS
GAAP results	$1.6	1.8%	$0.9	$0.07
Acquisition-related expenses	0.3	0.3%	0.2	0.01

Non-GAAP results	$1.9	2.1%	$1.1	$0.08

The reconciliation of GAAP to non-GAAP information for the 2018 year-to-date period through

June 29, 2018 includes:

(in millions, except EPS)	Operating Income	Operating Margin	Net Income	Diluted EPS
GAAP results	$2.2	1.3%	$1.4	$0.09
Acquisition-related expenses	0.9	0.5%	0.6	0.05

Non-GAAP results	$3.1	1.8%	$2.0	$0.14

Guidance and Outlook

CTG provided the following guidance for the 2018 third quarter and full year:

	2018 Third Quarter Guidance	2018 Full Year Guidance
Revenue	$86 to $90 million	$350 to $360 million Previously $343 to $357 million
GAAP diluted EPS	$0.03 to $0.05	$0.20 to $0.26 Previously $0.25 to $0.37
Non-GAAP diluted EPS	$0.05 to $0.07	$0.30 to $0.36 Previously $0.30 to $0.42

Note: Previous full year guidance provided on April 19, 2018

Acquisition-related expenses and amortization of acquisition-related intangible assets are excluded from non-GAAP guidance for diluted EPS.

John M. Laubacker, CTG’s Chief Financial Officer, commented, “We remain very optimistic about future growth given the recent ramp up of new business and our robust pipeline of opportunities. As a result, we have increased the midpoint of our full year revenue guidance for 2018. However, we have lowered our GAAP and non-GAAP diluted EPS guidance for 2018 as we continue to make significant investments in business development and recruiting to further enhance growth and profitability in the long-term. In addition, our third quarter revenue and earnings guidance reflect typical seasonality related to summer vacations, primarily in our European operations, which now represents approximately 35% of consolidated revenue. Given the current forecast for utilization and billable time in Europe, the impact from seasonality in the third quarter is expected to be more pronounced than in prior years. Over the coming quarters, we expect to make further progress toward our three-year financial plan and remain committed to achieving our long-term goals and financial targets in 2019.”

Conference Call and Webcast

CTG will hold a conference call today at 11:00 a.m. Eastern Time to discuss its financial results and business outlook. To access CTG’s conference call via telephone, dial 1-800-553-0272 and enter the conference ID number, 445604. The conference call will also be available via webcast in the Investors section of CTG’s website at http://investors.ctg.com.

A replay of the call will be available between 1:00 p.m. Eastern Time on July 19, 2018, and 11:59 p.m. Eastern Time on July 22, 2018, by dialing 1-800-475-6701 and entering the conference ID number, 445604. The webcast will be archived on CTG’s website in the events and presentations section for at least 90 days following completion of the conference call.

About CTG

CTG provides industry-specific IT services and solutions that address the business needs and challenges of clients in high-growth industries in North America and Western Europe. CTG also provides strategic staffing services for major technology companies and large corporations. Backed by more than 50 years of experience and proprietary methodologies, CTG has a proven track record of reliably delivering high-value, industry-specific staffing services and solutions to its clients. CTG has operations in North America, Western Europe, and India. The Company regularly posts news and other important information online at www.ctg.com.

Safe Harbor Statement

This document contains certain forward-looking statements concerning the Company’s current expectations as to future growth, financial outlook, business strategy and performance expectations for 2018 and three-year performance targets, a share repurchase program, and statements related to cost control, new business opportunities, financial performance, market demand, and other attributes of the Company. These statements are based upon the Company’s expectations and assumptions, a review of industry reports, current business conditions in the areas where the Company does business, feedback from existing and potential new clients, a review of current and proposed legislation and governmental regulations that may affect the Company and/or its clients, and other future events or circumstances. Actual results could differ materially from the outlook guidance, expectations, and other forward-looking statements as a result of a number of factors, including among others, the availability to the Company of qualified professional staff, domestic and foreign industry competition for clients and talent, increased bargaining power of large clients, the Company’s ability to protect confidential client data, the partial or complete loss of the revenue the Company generates from International Business Machines Corporation (IBM) and/or SDI International (SDI), the ability to integrate the Soft Company business and retain its clients while achieving cost reduction targets, the uncertainty of clients’ implementations of cost reduction projects, the effect of healthcare reform and initiatives, the mix of work between staffing and solutions, currency exchange risks, risks associated with operating in foreign jurisdictions, renegotiations, nullification, or breaches of contracts with clients, vendors, subcontractors or other parties, the change in valuation of capitalized software balances, the impact of current and future laws and government regulation, as well as repeal or modification of such, affecting the information technology (IT) solutions and staffing industry, taxes and the Company’s operations in particular, industry and economic conditions, including fluctuations in demand for IT services, consolidation among the Company’s competitors or clients, the need to supplement or change our IT services in response to new offerings in the industry or changes in client requirements for IT products and solutions and other factors that involve risk and uncertainty including those listed in the Company’s reports filed with the Securities and Exchange Commission as of the date of this document. Such forward-looking statements should be read in conjunction with the Company’s disclosures set forth in the Company’s 2017 Form 10-K, which is incorporated by reference, and other reports that may be filed from time to time with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

Investors and Media:

John M. Laubacker, Chief Financial Officer

(716) 887-7368

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Statements of Income

(Unaudited)

(amounts in thousands except per share data)

	For the Quarter Ended		For the Two Quarters Ended
	June 29,	June 30,	June 29,	June 30,
	2018	2017	2018	2017
Revenue	$92,667	$75,521	$175,380	$152,527
Direct costs	74,999	61,864	141,873	124,641
Selling, general and admin. expenses	16,023	12,845	31,279	25,674

Operating income	1,645	812	2,228	2,212
Other expense, net	(342)	(162)	(396)	(285)

Income before income taxes	1,303	650	1,832	1,927
Provision for income taxes	363	216	478	742

Net income	$940	$434	$1,354	$1,185

Net income per share:
Basic	$0.07	$0.03	$0.10	$0.08

Diluted	$0.07	$0.03	$0.09	$0.08

Weighted average shares outstanding:
Basic	13,756	15,142	14,217	15,219
Diluted	14,453	15,479	14,871	15,454

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Balance Sheets

(Unaudited)

(amounts in thousands)

	June 29,	December 31,	June 30,
	2018	2017	2017
Current Assets:
Cash and cash equivalents	$9,718	$11,170	$11,523
Accounts receivable, net	82,309	68,920	67,996
Other current assets	4,231	3,438	2,819

Total current assets	96,258	83,528	82,338

Property and equipment, net	5,720	6,996	6,225
Cash surrender value	2,577	31,547	31,786
Acquired intangibles, net	6,450	—	—
Goodwill	12,094	—	—
Other assets	5,884	5,564	6,593

Total Assets	$128,983	$127,635	$126,942

Current Liabilities:
Accounts payable	$11,236	$9,425	$6,936
Accrued compensation	19,845	17,065	17,570
Other current liabilities	8,918	6,246	6,767

Total current liabilities	39,999	32,736	31,273

Long-term debt	6,310	4,435	3,000
Other liabilities	15,392	11,840	13,794
Shareholders’ equity	67,282	78,624	78,875

Total Liabilities and Shareholders’ Equity	$128,983	$127,635	$126,942

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(amounts in thousands)

	For the Two
	Quarters Ended
	June 29,	June 30,
	2018	2017
Net income	$1,354	$1,185
Depreciation and amortization expense	1,237	769
Equity-based compensation expense	1,029	491
Other operating items	(10,461)	4,571

Net cash provided by (used in) operating activities	(6,841)	7,016
Net cash used in investing activities	(12,015)	(1,060)
Net cash provided by (used in) financing activities	17,569	(4,508)
Effect of exchange rates on cash and cash equivalents	(165)	668

Net increase (decrease) in cash and cash equivalents	(1,452)	2,116
Cash and cash equivalents at beginning of period	11,170	9,407

Cash and cash equivalents at end of period	$9,718	$11,523

COMPUTER TASK GROUP, INCORPORATED (CTG)

Other Financial Information

(Unaudited)

(amounts in thousands except days data)

	For the Quarter Ended				For the Two Quarters Ended
	June 29,		June 30,		June 29,		June 30,
	2018		2017		2018		2017
Revenue by Service
IT Solutions	$29,282	32%	$22,557	30%	$54,382	31%	$45,682	30%
IT Staffing	63,385	68%	52,964	70%	120,998	69%	106,845	70%

Total	$92,667	100%	$75,521	100%	$175,380	100%	$152,527	100%

Revenue by Vertical Market
Technology Service Providers	33%		33%		33%		33%
Manufacturing	18%		26%		19%		26%
Healthcare	16%		17%		15%		17%
Financial Services	16%		8%		15%		8%
General Markets	12%		11%		13%		11%
Energy	5%		5%		5%		5%

Total	100%		100%		100%		100%

Revenue by Location
North America	$60,522	65%	$56,587	75%	$114,214	65%	$114,480	75%
Europe	32,145	35%	18,934	25%	61,166	35%	38,047	25%

Total	$92,667	100%	$75,521	100%	$175,380	100%	$152,527	100%

Foreign Currency Impact on Revenue

Europe	$2,455		$(588)		$6,282		$(1,417)

Billable Travel Included in Revenue and Direct Costs

Billable Travel	$969		$882		$1,757		$1,722

Billable Days in Period	64		64		128		128

DSO	81		82

Long-term Debt Balance	$6,310		$3,000

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CTG news releases are available on the Web at www.ctg.com.